Exhibit 99.1

November 6, 2007                                                                                                FOR IMMEDIATE RELEASE
Contact: Roland E. Breunig, CFO
(608-757-6000)

PRESS RELEASE

Seneca Foods Corporation reported net sales of $463,887,000 for the six months ended September 29, 2007, versus $431,665,000 for the comparable period last year.  The year to date net earnings were $12,695,000 or $1.04 per diluted share, compared with $12,182,000 or $.99 per diluted share, last year.  Prior year-to-date pre-tax results included other income of $1,966,000 which represented a net gain on the sale of four previously closed facilities.

Seneca Foods Corporation reported net sales of $274,445,000 for the quarter ended September 29, 2007, versus $283,324,000 for the comparable period last year.  The current quarter’s net earnings were $7,301,000 or $0.60 per diluted share, compared with $8,523,000 or $0.65 per diluted share, last year.  Prior year quarter pre-tax results included other income of $1,278,000 which represented a net gain on the sale of two previously closed facilities.

The operating results for the three and six months ended September 29, 2007 include activity related to the Signature Fruit Company, LLC acquisition completed in August, 2006.

Seneca Foods Corporation is primarily a fruit and vegetable processing company with manufacturing facilities located throughout the United States.  Its products are sold under the Libby’s®, Aunt Nellie’s Farm Kitchen®, Stokely’s®, READ®, and Seneca® labels as well as through the private label and industrial markets.  In addition, under an alliance with General Mills Operations, Inc., a successor to the Pillsbury Company and a subsidiary of General Mills, Inc., Seneca produces canned and frozen vegetables, which are sold by General Mills Operations, Inc. under the Green Giant® label.  Seneca’s common stock is traded on the Nasdaq Global Stock Market under the symbols “SENEA” and “SENEB”.

Seneca Foods Corporation
Unaudited Condensed Consolidated Statements of Net Earnings

For the Periods Ended September 29, 2007 and September 30, 2006
(In thousands of dollars, except share data)

	Quarter		Year-to-Date
	2007	2006	2007	2006

Net sales	$274,445	$283,324	$463,887	$431,665

Plant restructuring expense (note 2)	$(4)	$-	$(90)	$-

Other operating income (loss), net (notes 3 and 4)	116	1,278	289	1,966

Operating income	$16,441	$19,876	$28,947	$29,444
Interest expense (net)	4,977	6,188	9,001	9,816
Earnings before income taxes	$11,464	$13,688	$19,946	$19,628

Income taxes	4,163	5,165	7,251	7,446

Net earnings	$7,301	$8,523	$12,695	$12,182

Earnings applicable to common stock (note 5)	$4,551	$4,865	$7,911	$7,082

Basic earnings per share	$0.60	$0.65	$1.04	$0.99

Diluted earnings per share	$0.60	$0.65	$1.04	$0.99

Weighted average shares outstanding basic	7,580,206	7,429,299	7,578,031	7,132,357

Weighted average shares outstanding diluted	7,647,596	7,496,689	7,645,421	7,199,747

Note 1: Prior results include the Signature Fruit Company, LLC operations from the date of acquisition in August, 2006 (two months).
Note 2: Plant restructuring expense of $90,000 is an adjustment to last year's provision for future lease payments.
Note 3: Other operating income in the current quarter of $116,000 principally represents a gain on the sale of unused fixed assets.
Other operating income in the prior quarter of $1,278,000 represents a net gain on the sale of two previously closed facilities.
Note 4: Other operating income for the year-to-date period of $289,000 principally represents a gain on the sale of unused fixed assets.
Other operating income in the prior year-to-date period of $1,966,000 represents a net gain on the sale of four previously closed facilities.
Note 5: The Company uses the "two-class" method for basic earnings per share by dividing the earnings allocated to common shareholders by the weighted average of common shares outstanding during the period. The diluted earnings per share includes the effect of convertible shares for the each period presented. Average common and participating shares totaled 12,150,943 for the six months ended September 29, 2007.

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